Exhibit 99.10

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE AKILI, INC.

2022 STOCK OPTION AND INCENTIVE PLAN

(EARNOUT RSUs)

Name of Grantee:

Grant Date:	As described below

Pursuant to the Akili, Inc. 2022 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Akili, Inc. (the “Company”) hereby grants an award of Restricted Stock Units (an “Award”) to the Grantee named above, effective only upon the effectiveness of the registration statement to be filed by the Company on Form S-8 (such date, the “Grant Date”), subject to the Grantee’s continuous Service Relationship through the Grant Date. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share (the “Stock”), of the Company. The number of Restricted Stock Units underlying this Award shall be calculated in accordance with Paragraph 2 of this Agreement.

This Restricted Stock Unit Award Agreement documents the terms of the “Earnout RSUs” awarded to the Grantee related to the Grantee’s “Acquiror Options”, which were converted from the Grantee’s “Company Options” pursuant to Section 3.3 of the Agreement and Plan of Merger, dated January 26, 2022, by and among, Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by shares (“Acquiror”), Karibu Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Akili Interactive Labs, Inc. (the “Merger Agreement”). The terms “Acquiror Options” and “Company Options” each have the meaning set forth in the Merger Agreement.

1.    Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.    Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse as follows:

(a)    The number of Restricted Stock Units that become earned and vested (if any) will be determined based on the occurrence of each Triggering Event, as defined under the Merger Agreement, and otherwise in accordance with Section 2.8 of the Merger Agreement. The actual number of Restricted Stock Units that will be earned upon a Triggering Event and vested will be equal to the excess of (i) the product of (x) 1/3 of the Earnout Shares (as defined in the

Merger Agreement), multiplied by (y) the Grantee’s Earnout Pro Rata Share (as defined in the Merger Agreement), less (ii) the number of Earnout Shares issued or issuable to the Grantee in connection with such Triggering Event that relate to the Grantee’s ownership of outstanding Company Common Stock (as defined in the Merger Agreement) immediately prior to the Effective Time (as such term is defined in the Merger Agreement), and in all cases subject to the Merger Agreement. No Restricted Stock Units will vest if the applicable Triggering Events are not achieved under Section 2.8 of the Merger Agreement. For the avoidance of doubt, in no event shall the number of Restricted Stock Units that are earned upon a Triggering Event, together with any Earnout Shares received by the Grantee under the Merger Agreement, exceed the Grantee’s Earnout Pro Rata Share as of such Triggering Event.

(b)    Each date as of which the performance vesting condition described in paragraphs (a) has been satisfied with respect to any Restricted Stock Units shall be referred to as a “Vesting Date”.

3.    Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

4.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.    Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Unless otherwise determined by the Administrator, the Company’s required tax withholding obligation shall be satisfied in full by a mandatory and non-discretionary arrangement whereby (i) the Company shall issue to a broker designated by the Company and acting on behalf of the Grantee a number of shares of Stock sufficient to satisfy the withholding amount due along with any applicable third-party commission with irrevocable instructions to sell such shares of Stock (“Sale-to-Cover”) and (ii) the proceeds from such Sale-to-Cover shall be remitted to the Company.

6.    Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

7.    No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship at any time.

8.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

AKILI INTERACTIVE LABS, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	Grantee’s Signature

Grantee’s name and address:

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